                                                                     EXHIBIT 2.2

                             STOCKHOLDERS AGREEMENT

                  THIS STOCKHOLDERS AGREEMENT, dated as of February 12, 1996, is among JACOR COMMUNICATIONS, INC., an Ohio corporation ("Parent"), JCAC, INC., a Florida corporation and a wholly owned subsidiary of Parent ("Acquisition"), GREAT AMERICAN INSURANCE COMPANY, an Ohio corporation ("Seller A"), AMERICAN FINANCIAL CORPORATION, an Ohio corporation ("Seller B"), AMERICAN FINANCIAL ENTERPRISES, INC., a Connecticut corporation ("Seller C"), CARL H. LINDNER ("Seller D"), THE CARL H. LINDNER FOUNDATION, a charitable foundation ("Seller E") and S. CRAIG LINDNER ("Seller F"). Seller A, Seller B, Seller C, Seller D, Seller E and Seller F are sometimes individually referred to herein as a "Seller" and are sometimes collectively referred to herein as the "Sellers".

                  WHEREAS, Parent, Acquisition, and Citicasters Inc., a Florida corporation (the "Company"), are, concurrently with the execution of this Agreement, entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, that Acquisition will be merged with and into the Company in accordance with the Florida Business Corporation Act (the "Merger") such that each share of Class A Common Stock, par value $.01 per share, of the Company (the "Shares") issued and outstanding immediately prior to the effective time of the Merger (other than Shares owned by the Company, Parent, Acquisition or any direct or indirect subsidiary of the Company, Parent or Acquisition, and any Shares held in the treasury of the Company) will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement);

                  WHEREAS, each Seller owns the number of Shares (the "Seller's Shares") set forth on Schedule A hereto opposite the name of such Seller; and

                  WHEREAS, in order to induce Parent and Acquisition to enter into the Merger Agreement, each Seller has agreed to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Acquisition and the Sellers hereby agree as follows.

                  Section 1. Representations and Warranties of Sellers. Each Seller represents and warrants to Parent and Acquisition as follows:

                  (a) Each of Seller A, Seller B and Seller C is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Each of Seller A, Seller B, Seller C and Seller E has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                  (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of each of Seller A, Seller B, Seller C and Seller E and no other proceedings on the part of any of Seller A, Seller B, Seller C or Seller E are necessary to authorize this Agreement or to consummate the transactions so contemplated.

                  (d) This Agreement has been duly and validly executed and delivered by each Seller and constitutes a legal, valid and binding agreement of each Seller enforceable against each Seller in accordance with its terms, except that the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar laws now or hereinafter in effect affecting creditors' rights generally.

                  (e) The execution, delivery and performance by the Sellers of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or By-Laws of any of Seller A, Seller B or Seller C or any organizational or governing documents of Seller E; (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to any Seller, any of their respective subsidiaries or any of their respective properties;
(iii) conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which any Seller or any of its subsidiaries is entitled under any provision of any agreement, contract, license or other instrument binding upon such Seller, any of its subsidiaries or any of their respective properties, or allow the acceleration of the performance of, any obligation of any Seller or any of its subsidiaries under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which such Seller or any of its subsidiaries is a party or by which any Seller or any of its subsidiaries or any of their respective assets or properties is subject or bound; or (iv) result in the creation or imposition of any security interests, liens, claims, pledges, charges, voting agreements or other encumbrances of any nature whatsoever (collectively, "Liens") on any asset of any Seller or any of its subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such contraventions, conflicts, violations, breaches, terminations, defaults, cancellations, losses, accelerations and Liens which would not individually or in the aggregate materially interfere with the consummation of the transactions contemplated by this Agreement.

                  (f) As of the date hereof, none of the Sellers and none of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award which would prevent or delay the consummation of the transactions contemplated hereby.

                  (g) Each Seller has, and at all times between the date of this Agreement and the consummation of the Merger such Seller will have, (i) good and valid title to such Seller's Shares, free and clear of any Liens and
(ii) the right to vote such Seller's Shares.

                  (h) There are no options or rights to acquire, or any agreements to which any Seller is a party relating to, any Seller's Shares, other than this Agreement.

                  (i) The Seller's Shares described in Schedule A represent all of the Shares beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by any of the Sellers.

         Section 2. Representations and Warranties of Parent and Acquisition. Each of Parent and Acquisition represents and warrants to the Sellers as follows:

                  (a) Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this

Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                  (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of each of Parent and Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions so contemplated.

                  (d) This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a legal, valid and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms, except that the enforceability hereof may be subject to applicable bankruptcy, insolvency, or other similar laws, now or hereinafter in effect affecting creditors' rights generally.

                  Section 3. Negative Covenants of Sellers. Except as provided for herein or in the Merger Agreement, each Seller agrees not to (either directly or indirectly):

                  (a) sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment, hypothecation or other disposition of such Seller's Shares (including, without limitation, through the disposition or transfer of control of another person) other than to an affiliate of Seller D that agrees to be bound by this Agreement;

                  (b) grant any proxies with respect to such Seller's Shares, deposit such Seller's Shares into a voting trust or enter into a voting agreement with respect to any of such Seller's Shares; or

                  (c) take any action which would make any representation or warranty of any Seller herein untrue or incorrect in any material respect.

                  Section 4. No Solicitation. (a) From and after the date of this Agreement and except as set forth in subsection 0, the Sellers shall not, and the Sellers shall use their reasonable best efforts to cause the Company not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or participate in discussions or negotiations regarding, any proposals or offers from any individual, corporation, partnership, limited liability corporation, joint venture, trust, association, unincorporated organization, other entity, group or governmental authority ("Person") relating to any Competing Transaction (as defined in subsection 0) or (ii) furnish to any other Person any nonpublic information or access to such information with respect to, or otherwise concerning, any Competing Transaction. The Sellers shall immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any proposed Competing Transaction. The Sellers shall promptly disclose to Parent the identity of any Person who attempts to initiate any discussions contemplating a Competing Transaction.

                  (b) Notwithstanding anything to the contrary contained in this Section 0 or in any other provision of this Agreement, until the consents required by Section 0 have been duly executed and delivered, the Sellers shall not be required to cause the Company to refrain from (i) participating in discussions or negotiations with, and, during such period, furnishing information to, a Person that seeks to engage in discussions or negotiations, requests information or makes a proposal to acquire the Company pursuant to a Competing Transaction, if the Company's directors have determined in good faith that such action is required for the discharge of their fiduciary obligations, based upon the written advice of independent legal counsel, who may be the Company's regularly engaged legal counsel (a "Director Duty"); or (ii) terminating this Agreement and entering into an agreement providing for a Competing Transaction in accordance with a Director Duty. In the event that the Sellers participate (directly or indirectly) in discussions or negotiations with, or furnish information to, a Person that seeks to engage in such discussions or negotiations, requests information or makes a proposal to acquire the Company pursuant to a Competing Transaction pursuant to this subsection 0, then: (i) the Sellers shall immediately disclose to Parent the decision of the Company's directors; (ii) the identity of the Person; and (iii) copies of all information or material not previously furnished to Parent or Acquisition which the Sellers, the Company, or their respective agents provides or causes to be provided to such Person or any of its officers, directors, employees, agents, advisors or representatives.

                  (c) For the purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; or
(iii) any tender offer or exchange offer for Shares.

                  Section 5. Written Consent.

                  (a) Prior to the close of business on the thirtieth day following the date of this Agreement (the "Delivery Date"), unless the Merger Agreement has been terminated on or prior to the Delivery Date, each Seller will execute and deliver to the corporate secretary of the Company a written consent with respect to such Seller's Shares in the form attached hereto as Exhibit A, which written consent will not be withdrawn or revoked. Such written consents of the Sellers will constitute the irrevocable written consent of each of the Sellers with respect to his or its Seller's Shares to the approval and adoption of the Merger Agreement.

                  (b) For so long as this Agreement is in effect, in any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, each Seller shall vote or cause to be voted all of such Seller's Shares: (i) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation of any Seller under this Agreement or of the Company, Parent or Acquisition under the Merger Agreement; (ii) against any action or agreement that would impede, interfere with or discourage the transactions contemplated by this Agreement or the Merger Agreement, including, without limitation: (1) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, (2) a sale or transfer of a material amount of assets of the Company, or any of its subsidiaries or the issuance of securities by the Company or any of its subsidiaries, (3) any change in the board of directors of the Company, (4) any change in the present capitalization or dividend policy of the Company (other than as contemplated by the Merger Agreement) or (5) any other material change in the Company's corporate structure or business; and (iii) in favor of any action or agreement that would further the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

                  Section 6. Registration Agreement. Prior to the closing of the Merger, the parties will enter into an agreement providing for shelf registration of resale of the Warrants and the Warrant Shares (each as defined in the Merger Agreement) with terms and conditions customary for transactions that are similar to the Merger.

                  Section 7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  Section 8. Expenses. Each party shall bear its own expenses and costs in connection with this Agreement and the transactions contemplated hereby.

                  Section 9. Amendment; Assignment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be assignable by the parties hereto; provided, however, that this Agreement shall not be assignable by any Seller without the prior written consent of Parent other than to an affiliate of Seller D that agrees to be bound by this Agreement. No assignment hereunder will relieve any party to this Agreement of its obligations hereunder.

                  Section 10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  Section 11. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

                  (a)      If to Parent or Acquisition, to:

                           Randy Michaels
                           Jacor Communications, Inc.
                           1300 PNC Center
                           201 East Fifth Street
                           Cincinnati, Ohio  45202
                           Facsimile:  (513) 621-0090

                           with a copy to:

                           Thomas W. Kahle, Esq.
                           Graydon, Head & Ritchey
                           1900 Fifth Third Center
                           511 Walnut Street
                           Cincinnati, Ohio 45202
                           Facsimile:  (513) 651-3836

                           and

                           Scott J. Davis, Esq.
                           Mayer, Brown & Platt
                           190 South LaSalle Street
                           Chicago, Illinois 60603
                           Facsimile:  (312) 701-7711

                  (b)      If to the Sellers, to:

                           James C. Kennedy, Esq.
                           American Financial Group, Inc.
                           One East Fourth Street

                           Suite 919
                           Cincinnati, Ohio 45202
                           Facsimile:  (513) 579-2113

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

                  Section 12. Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                  Section 13. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Florida, without regard to the principles of conflicts of law thereof.

                  Section 14. Termination.

                  (a) This Agreement shall terminate upon termination of the Merger Agreement without the consummation of the Merger. No such termination shall relieve any party from liability for any breach of this Agreement.

                  (b) If (i) the Merger Agreement is terminated pursuant to Sections 8.1(f), 8.1(g) or 8.1(h) of that Agreement and (ii) a transaction is consummated within eighteen months after the termination of the Merger Agreement that results (1) in the sale, exchange, conversion or other disposition (by merger or otherwise) of some or all of the Shares owned by Seller D or Seller F
(2) a payment (by dividend or otherwise) to Seller D or Seller F following a sale of all or substantially all of the assets of the Company, a recapitalization, a restructuring or other similar event (in the case of (1) or (2), an "Other Transaction"), Seller D and Seller F shall, immediately after the consummation of the Other Transaction, pay to Parent a sum (the "Compensating Payment") equal to the number of Shares sold, exchanged, converted, or otherwise disposed or with respect to which Seller D or Seller F received a payment, in the Other Transaction multiplied by one half of the Per Share Difference. The Per Share Difference shall equal (x) the fair market value, valued as of the time the Other Transaction is consummated, of the consideration per Share received by Seller D or Seller F in the Other Transaction less (y) the expected fair market value per Share, valued as of December 1, 1996, that Seller D or Seller F would have received in the Merger. If Seller D, Seller F and Parent cannot agree on the amount of the Compensating Payment, Seller D and Seller F shall pay Parent immediately a sum equal to what Seller D and Seller F believe the Compensating Payment to be (the "Immediate Payment") plus interest at 9% per year on the Immediate Payment for the period between the time the Other Transaction is consummated and the time the Immediate Payment is made, and the final amount of the Compensating Payment shall be determined in accordance with the commercial arbitration rules of the American Arbitration Association by an arbitrator or arbitrators appointed in accordance with such rules. Such arbitration shall take place in Cincinnati, Ohio, and judgment upon any award rendered in such arbitration may be entered in any court of appropriate jurisdiction; the parties hereto consent to the entry of such judgment and agree that no appeal shall be taken therefrom. Parent shall be entitled to receive immediately the difference between the final amount of the Compensating Payment determined by the arbitrators and the Immediate Payment (the "Difference") and interest at 9% per year on the Difference for the period between the date the Competing Transaction is consummated and the date the Difference is paid to Parent.

In no event shall Parent be required to make any payment under this Agreement.

             (c) This Section 0 shall survive the termination of this Agreement.

                  Section 15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                  Section 16. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  Section 17. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  Section 18. Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

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
                  (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                  (c) "knowledge" means knowledge after reasonable inquiry;

                  (d) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

                  (e) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

                  Section 19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

                                       GREAT AMERICAN INSURANCE COMPANY

                                       By:
                                          ---------------------------
                                          Name:
                                          Title:

                                       AMERICAN FINANCIAL CORPORATION

                                       By:
                                          ---------------------------
                                          Name:
                                          Title:

                                       AMERICAN FINANCIAL ENTERPRISES, INC.

                                       By:
                                          ---------------------------
                                          Name:
                                          Title:

                                       CARL H. LINDNER

                                       ------------------------------
                                       Carl H. Lindner

                                       THE CARL H. LINDNER FOUNDATION


                                       By:
                                           -------------------------
                                           Name:
                                           Title:


                                       S. CRAIG LINDNER


                                       -----------------------------
                                       S. Craig Lindner


                                       JACOR COMMUNICATIONS, INC.

                                       By:
                                           --------------------------
                                           Name:
                                           Title:

                                       JCAC, INC.


                                       By:
                                           --------------------------
                                           Name:
                                           Title:

                                   SCHEDULE A
                                     TO THE
                             STOCKHOLDERS AGREEMENT

         Capitalized terms used in this Schedule A and not otherwise defined in this Schedule A have the respective meanings assigned to such terms in the attached Stock Purchase Agreement.

NAME OF EACH SELLER                          NUMBER OF SHARES
-------------------                          ----------------
GREAT AMERICAN INSURANCE COMPANY             3,455,698 Shares

AMERICAN FINANCIAL CORPORATION               1,500,000 Shares

AMERICAN FINANCIAL ENTERPRISES, INC.         2,611,191 Shares

CARL H. LINDNER                              3,257,913 Shares

THE CARL H. LINDNER FOUNDATION               170,253 Shares

S. CRAIG LINDNER                             85,500 Shares

=============================                =======================
Total                                        11,080,555 Shares

                                    EXHIBIT A


                                 WRITTEN CONSENT
                               OF A SHAREHOLDER OF
                                CITICASTERS, INC.
                          PURSUANT TO SECTION 607.0704
                     OF THE FLORIDA BUSINESS CORPORATION ACT

         The undersigned, being the holder of          shares of Class A Common
Stock, par value $.01 per share, of Citicasters, Inc., a Florida corporation (the "Company"), by executing this written consent, hereby approves the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 12, 1996 among the Company, Jacor Communications, Inc., an Ohio corporation ("Acquiror") and JCAC, Inc., a Florida corporation and wholly owned subsidiary of Acquiror ("Acquisition") and thereby approves the adoption by the surviving corporation in the merger contemplated by the Merger Agreement of the Articles of Incorporation and By-Laws of Acquisition.

         IN WITNESS WHEREOF, the undersigned has executed this written consent as of the date written below.

Date:

--------------

                                  [Shareholder]



                                  -----------------------
                                  [Shareholder]

                                       15